Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Arcadia Biosciences, Inc. of our report dated July 28, 2021 with respect to the consolidated financial statements of Rever Holdings, LLC. for the year ended December 31, 2020 appearing in the Current Report on Form 8-K/A of Arcadia Biosciences, Inc. on August 2, 2021. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Armanino, LLP

Bellevue, Washington

September 26, 2022